Exhibit 13(a)(4)

Ernst & Young LLP Suite 500 700 Nicollet Mall Minneapolis, MN 55402	Tel: +1 612 343 1000 ey.com

April 12, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) of Form N-CSR dated December 7, 2022, of Leuthold Funds, Inc. and have the following comments:

1. We are in agreement with the statements contained in the second and third paragraphs of Item 13(a)(4) as included on page 87 of the N-CSR filing.

2. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP